Exhibit 99.1

NEWS RELEASE
Astronics Corporation - 130 Commerce Way - East Aurora, NY - 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Announces Acquisition of PGA Electronics

•	Leading manufacturer of seat motion and lighting systems for business and first class aircraft seats

•	Europe’s leading manufacturer of in-flight entertainment and cabin management systems for VVIP aircraft

EAST AURORA, NY, November 4, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, announced today that it has entered into a definitive agreement to acquire PGA Electronic (“PGA”) for approximately $28.5 million. The purchase price will be paid 60% in cash and 40% in Astronics stock. The deal is expected to close before year end, subject to customary closing conditions.

PGA Electronic, located in Châteauroux, France, designs and manufactures seat motion and lighting systems primarily for business and first class aircraft seats and is Europe’s leading provider of in-flight entertainment/communication systems as well as cabin management systems for private VVIP aircraft. Its customers are primarily aircraft seat manufacturers and corporate jet completion centers. Approximately 91% of PGA’s sales are in Europe. For its fiscal year 2013, which ended August 31, 2013, PGA had sales of approximately $44 million. The business generates margins similar to those of Astronics.

Peter J. Gundermann, CEO of Astronics, commented, “The addition of PGA to Astronics deepens our reach into the European aircraft market while extending our lighting and power technologies. The acquisition complements well our other lighting, cabin electronics and communication capabilities.”

PGA was established in 1989 and currently has about 190 employees. Its products can be found on the full range of commercial transport aircraft programs and on many large private and government jets around the world.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc., AeroSat and PECO, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at: www.Astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the success of acquisitions, market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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